EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

YXT.COM GROUP HOLDING LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A ordinary shares, par value $0.0001 per share	Rule 457(h)	5,100,001 (3)	$0.66	$3,366,000.66	$0.0001531	$515.33

Equity	Class A ordinary shares, par value $0.0001 per share	Rule 457(c) and (h)	6,158,692 (4)	$0.165	$1,016,184.18	$0.0001531	$155.58

Equity	Class A ordinary shares, par value $0.0001 per share	Rule 457(c) and (h)	18,022,659 (5)	$0.165	$2,973,738.74	$0.0001531	$455.28

Total Offering Amounts							$1,126.19

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$1,126.19

(1)

The Class A ordinary shares of YXT.COM GROUP HOLDING LIMITED (the “Registrant”) registered hereunder are represented by the Registrant’s American depositary shares (“ADSs”), each representing three Class A ordinary shares, par value US$0.0001 per share. The registrant’s ADSs issuable upon deposit of the Class A ordinary shares have been registered under a separate registration statement on Form F-6 (333-280774).

(2)

Represents Class A ordinary shares which are issuable upon exercise of options and pursuant to other awards granted under the 2021 Share Plan (the “2021 Plan”) and the 2025 Share Plan (the “2025 Plan”) of the Registrant. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to cover an indeterminate number of Class A ordinary shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the 2021 Plan and 2025 Plan.

(3)

Represents Class A ordinary shares which are issuable upon the exercise of outstanding share awards previously granted under the 2021 Plan as of the date of this registration statement and the corresponding proposed maximum offering price per share represents the weighted average of the exercise price of options which have been already granted and are outstanding under the 2021 Plan.

(4)

Represents outstanding restricted share units previously granted under the 2021 Plan as of the date of this registration statement. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$0.495 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on the Nasdaq Global Market on April 29, 2025.

(5)

Represents Class A ordinary shares to be issued pursuant to the 2025 Plan. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$0.495 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on the Nasdaq Global Market on April 29, 2025.